                        SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                  CURRENT REPORT


   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 26, 2001


                                WORLDPAGES.COM, INC.
                                --------------------
            (Exact name of registrant as specified in its charter)

Delaware                        001-13875                 76-0549396
--------                        ---------                 ----------
(State or other jurisdiction    (Commission File Number)  (IRS Employer
of incorporation)                                         Identification Number)

6801 Gaylord Parkway, Suite 300
Dallas, Texas                                             75034
-------------                                             -----
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: (972) 731-6600
------------------------------------------------------------------

                                Not Applicable
                                --------------

         (Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS.

    WorldPages.com, Inc. (the "Company") has entered into an Amendment Agreement, dated as of April 26, 2001 (the "Amendment Agreement"), with holders (the "Holders") of its convertible debentures (the "Debentures") which are due in February 2006 and convertible into shares of the Company's common stock. The Amendment Agreement arises from a dispute (the "Dispute") between the Company and the Holders as to the maximum amount of additional shares issuable upon conversion of the Debentures under a conversion price reset provision contained in the Debentures. Pursuant to the Amendment Agreement, the Holders and the Company have agreed not to commence litigation (the "Litigation Standstill") in connection with the Dispute on or before December 31, 2001 and to waive the August 2001 reset provided for under the Debentures in each case unless (i) an Event of Default (under the Debentures, as modified by the Amendment Agreement) has occurred or exists, or an event or circumstance has occurred that, with the giving of notice or the passage of time or both, will result in an Event of Default and such event or circumstance continues after notice thereof is given by the Holders to the Company and a specified cure period has elapsed, (ii) the Company discontinues active efforts to engage in a transaction that will result in the sale of the Company, (iii) the Company fails to publicly announce on or before October 1, 2001 that it has reached an agreement in principle which will result in the sale of the Company or to consummate such sale by December 31, 2001 or (iv) the Company fails to redeem for cash the full outstanding principal amount of the Debentures on or before December 31, 2001 and satisfy certain related conditions. In addition, the parties agreed that the Holders may convert their Debentures into an aggregate of up to 2,679,000 (the "Initial Agreed Amount") shares of the Company's common stock at any time at the conversion price then in effect and that the Initial Agreed Amount shall be increased to 4,500,000 (the "Increased Agreed Amount") shares of the Company's common stock if the Company fails to satisfy any of the Litigation Standstill conditions. If the Litigation Standstill conditions are not satisfied, the Holders would be entitled to assert that they are entitled to convert the Debentures into more than the Increased Agreed Amount and the Company would be entitled to defend against such claim. The parties have further agreed that the conversion price currently in effect is $3.875. The Amendment Agreement also provides for a reduction in the redemption/put premium payable to the Holders on the outstanding principal amount of Debentures (not theretofore converted) upon a sale of the Company on or before December 31, 2001, from 110% to 109% of such outstanding principal amount. In addition, the Amendment Agreement provides that the Company may redeem the Debentures, at any time at a redemption price equal to 109% of the outstanding principal amount of the Debentures, subject to the right of the Holders to exercise their conversion rights prior to the redemption date and to the satisfaction of certain other conditions. If the Holders were to convert their Debentures into the Initial Agreed Amount at the current conversion price of $3.875, the outstanding principal amount of Debentures would be reduced by $10,381,125. The Amendment Agreement also provides that the Holders shall, subject to certain conditions and exceptions, permanently waive their rights to commence litigation for any reason, including but not limited to litigation in connection with the Transaction Documents (as defined in the Amendment Agreement), the Amendment Agreement (including with respect to the Dispute) or otherwise relating in any way to the purchase, issuance, ownership or redemption of the Debentures and the warrants owned by the Holders if (i) the Company shall have complied with the original Debenture documents and the Amendment Agreement through December 31, 2001 and no Event of Default has occurred or exists, or an event or circumstance has occurred that, with the giving of notice or the passage of time or both, will result in an Event of Default and (ii) the Company shall have redeemed in cash the full outstanding principal amount of the Debentures on or before December 31, 2001 and certain related conditions are satisfied. The foregoing summary is qualified in its entirety by the Amendment Agreement, a copy of which is attached hereto as Exhibit 1. There can be no assurance that the Litigation Standstill conditions will be satisfied.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    Exhibit 1: Amendment Agreement, dated as of April 26, 2001, with respect to certain Debentures issued on February 23, 2000 by and among WorldPages.com, Inc. (formerly known as Advanced Communications Group, Inc.), and Halifax Fund, L.P., Elliott Associates, L.P. and Elliott International, L.P. (formerly known as Westgate International, L.P.)

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       WORLDPAGES.COM, INC.



                                       By:   /s/ Michael A. Pruss
                                          -----------------------
                                          Name: Michael A.  Pruss
                                          Title: Vice President and CFO

                                       Date:   April 26, 2001